UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/30/2006

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On June 30, 2006, the Company's subsidiary, Tecstar Automotive Group, Inc. ("TAG"), entered into an amendment ("Amendment") to its Second Amended and Restated Credit Facility with Comerica Bank dated May 19, 2006 ("Original Credit Facility"). The material terms of the Amendment include:

1. The definition of Borrowing Base was amended to include 70% of eligible Accounts Receivable. Under the Original Credit Facility, the Borrowing Base included 42% of eligible Accounts Receivable.

2. The prime-based interest rate was reduced by 1% to equal Comerica's prime rate, minus 1.25%. Under the Original Credit Facility, the prime-based interest rate was Comerica's prime rate, minus .25%.

3. The Tangible Effective Net Worth covenant was reduced by $5 million. The Tangible Effective New Worth covenant was also amended to provide for an increase to the base Tangible Effective New Worth levels required for future measurement periods equal to 70% of the aggregate net proceeds received by the Company in excess of $10 million from equity issuances after June 29, 2006.

Also on June 30, 2006, TAG entered into an agreement ("Purchase Agreement") with Comerica Bank under which TAG purchased from Comerica Bank the outstanding loan balance owed to Comerica Bank from Concord Coatings Inc. ("CCI") for $1.224 million ("Purchased Indebtedness"). TAG's subsidiary, Tarxien Automotive Products Limited, owns 20% of CCI and guaranteed the CCI Line of Credit. CCI is also a material supplier to TAG. Pursuant to the Purchase Agreement, Comerica Bank assigned to TAG all of its rights, title and interest in and to the Purchased Indebtedness including, without limitation, its first priority security interest in and to all of the assets of CCI.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this Item 2.03 is set forth under Item 1.01 and is incorporated in this Item 2.03 by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: July 07, 2006	By:	/s/ W. Brian OIson
W. Brian OIson
Chief Financial Officer